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                       February 15, 2022

       H. Andrew DeFerrari
       Senior Vice President and Chief Financial Officer
       Dycom Industries, Inc.
       11780 US Highway 1, Suite 600
       Palm Beach Gardens, Florida 33408

                                                        Re: Dycom Industries,
Inc.
                                                            Form 10-K for the
fiscal year ended January 30, 2021
                                                            Filed March 5, 2021
                                                            File No. 001-10613

       Dear Mr. DeFerrari:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction